PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Dinni Jain,  Senior Vice  President & Chief  Financial  Officer
          (917) 286-2300

                            INSIGHT MIDWEST ANNOUNCES
                  PRICING OF PREVIOUSLY ANNOUNCED DEBT OFFERING

     NEW YORK,  NY  (DECEMBER  13,  2002) - Insight  Midwest,  L.P.  and Insight
Capital, Inc. today announced an agreement to sell $176 million original principal amount of 9 3/4% senior notes due 2009. The notes are being issued at a discount to their principal amount at maturity of $185 million. The net proceeds of the offering, which is expected to close on December 17, 2002, will be used to repay a portion of the outstanding debt under a subsidiary's credit facility.

     The offering is a private placement under Rule 144A of the Securities Act of 1933 and is being made only to qualified institutional buyers and to certain persons in offshore transactions in reliance on Regulation S. The securities have not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering sold would be unlawful.

     Insight Midwest is a subsidiary of Insight Communications (NASDAQ: ICCI), the 8th largest cable operator in the United States, serving approximately 1.4 million customers. The company is highly concentrated in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Named "2001 Cable Operator of the Year" by Cablevision Magazine, Insight specializes in offering bundled, state-of-the-art services in mid-sized communities, delivering analog and digital video, high-speed data and the recent deployment of voice telephony in selected markets to its customers.


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Any  statements  in this  press  release  that  are  not  historical  facts  are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimate," "expect," "anticipate"
and  other   expressions   that  indicate  future  events  and  trends  identify
forward-looking statements. The above forward-looking estimates are subject to risks and uncertainties and are subject to change based upon a variety of factors that could cause actual results to differ materially from those Insight Communications anticipates. Factors that could have a material and adverse impact on actual results are described in Insight Communications' annual report on Form 10-K for the year ended December 31, 2001 and quarterly report on Form 10-Q for the nine months ended September 30, 2002. All forward-looking statements in this press release are qualified by reference to the cautionary statements included in Insight Communications' Form 10-K and Form 10-Q.